Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement under the Securities Act of 1933

(Form Type)

Citizens & Northern Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Unit (2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $1.00 per share (1)	457(c) and 457(h)	100,000 (4)	$23.765	$2,376,500	0.00011020	$261.89
Total Offering Amounts					$2,367,500	0.00011020	$261.89
Total Fee Offsets (5)							—
Net Fee Due							$261.89

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers additional shares that may be offered or issued under the Citizens & Northern Corporation 1995 Stock Incentive Plan and the Citizens & Northern Corporation Independent Directors Stock Incentive Plan (collectively, the “Plans”) by reason of stock splits, stock dividends, or similar transactions.

(2)Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant’s common stock on November 2, 2022, as reported on The NASDAQ Capital Market.

(3)Rounded up to the nearest penny.

(4)Represents 100,000 shares of the registrant’s common stock that were reserved for issuance under the Plans pursuant to approval of amendments to the Plans adopted by the shareholders in 2018 but not registered for issuance under Registration Statements on Form S-8 (File Nos. 333-138398 and 333-150517).

(5)The registrant does not have any fee offsets.